Exhibit 23.3

[LETTERHEAD OF GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS)PTE LTD.]

Consent of Gaffney, Cline & Associates (Consultants) Pte Ltd.

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees and to the incorporation by reference therein of our reports dated March 6, 2013, included in its Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Gaffney, Cline & Associates (Consultants) Pte Ltd.

By:	/s/ Stephen A. Sakowski
Stephen A. Sakowski
Regional QA Director – Asia Pacific

80 Anson Road,

#31-01C Fuji Xerox Towers,

Singapore 079907

April 22, 2013